Exhibit 99.1

                   APPLETON REPORTS FIRST QUARTER 2006 RESULTS

    APPLETON, Wis., May 11 /PRNewswire/ -- Appleton's net sales for the first quarter ended April 2, 2006 increased 6.3 percent to $268.9 million compared to net sales of $253.0 million for the same quarter of 2005. Four of the Company's five business segments reported an increase in net sales when compared to the first quarter of 2005.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO )

    The Company reported net income of $5.6 million for the first quarter of 2006 compared to a net loss of $4.3 million for the same quarter of 2005. The increase in net income was the result of greater net sales, reduced selling, general and administrative expenses, and lower restructuring charges compared to the first quarter of 2005.

    Coated Solutions

    During first quarter 2006, coated solutions net sales decreased approximately 3 percent compared to the first quarter of 2005. Sales revenue for carbonless products, which accounts for the majority of the Company's coated solutions segment, decreased approximately 2 percent compared to the same quarter in 2005. Carbonless shipment volume decreased approximately 3 percent during the first quarter of 2006 compared to the same quarter for 2005.

    Thermal Papers

    Thermal net sales increased approximately 23 percent during first quarter 2006 on a 23 percent shipment volume increase compared to first quarter 2005. Increased sales to overseas markets accounted for approximately 40 percent of the volume increase.

    Security Papers

    Net sales from U.S.-based security products rose 13 percent during first quarter 2006 compared to the same quarter of 2005. Approximately half of the increase was the result of sales to new customers.

    Specialized and Secure Print Services

    BemroseBooth's net sales for first quarter 2006 increased approximately 9 percent over that of first quarter 2005. The increase in net sales occurred across all manufacturing facilities and within the transactional mailing, security papers, continuous format phone cards and UK government tax stamps product lines.

    Performance Packaging

    Net sales from Appleton's performance packaging companies grew approximately 25 percent in the first quarter of 2006 as compared to first quarter 2005. The first quarter of 2006 includes 10 additional days of sales from New England Extrusion Inc. (NEX), since NEX was acquired on January 11, 2005. The ongoing benefits of new business secured throughout fiscal 2005, as well as stronger pricing during first quarter 2006 compared to first quarter 2005, accounted for much of the increase.

    Balance Sheet

    During the three months ended April 2, 2006, Appleton's cash increased by $13.3 million to $31.7 million. During first quarter 2006, Appleton made a $0.6 million mandatory debt payment and an additional $5.6 million excess cash flow payment on the senior credit facility. Also during the quarter, Appleton repaid the entire $2.0 million outstanding on the revolving line of credit.

    During the three months ended April 2, 2006, Appleton's current assets, excluding cash, decreased $4.8 million. The majority of this decrease was $3.7 million in accounts receivable. Due to the seasonality of its business, BemroseBooth's accounts receivable decreased by $12.1 million while all other receivables increased by $8.4 million due to increased net sales during first quarter 2006. Appleton's current liabilities decreased $11.4 million. Payments made on the senior credit facility accounted for over half of the decrease. There was also a $2.4 million decrease in the restructuring reserve.

    Earnings release conference call

    Appleton will host a conference call to discuss its first quarter 2006 results Friday, May 12 at 11:00 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors . A replay will be available through June 11.

    About Appleton

    Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,200 people, and is 100 percent employee owned. For more information visit http://www.appletonideas.com .

    Notice regarding forward-looking statements

    This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2005 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                        For the         For the
                                      Three Months    Three Months
                                         Ended           Ended
                                        April 2,        April 3,
                                          2006            2005
                                      ------------    ------------
                                      (unaudited)     (unaudited)
Net sales                             $    268,927    $    253,008

Cost of sales                              202,716         190,849

Gross profit                                66,211          62,159

Selling, general and administrative         48,672          51,436
Restructuring and other charges                231           3,481

Operating income                            17,308           7,242

Interest expense                            12,218          12,256
Interest income                               (217)           (210)
Other expense                                   53             245

Income (loss) before income taxes            5,254          (5,049)
Benefit for income taxes                      (322)           (766)

Net income (loss)                     $      5,576    $     (4,283)

Other Financial Data:

Operating income                      $     17,308    $      7,242
Depreciation and amortization               19,095          19,830

                              Appleton Papers Inc.
                           Consolidated Balance Sheets
                             (dollars in thousands)

                                                        April 2,      December 31,
                                                         2006             2005
                                                     -------------    -------------
                                                      (unaudited)
                   ASSETS
Current assets
  Cash and cash equivalents                          $      31,734    $      18,422
  Accounts receivable, less allowance for
   doubtful accounts of $2,050 and
   $1,984, respectively                                    120,246          123,968
  Inventories                                              140,926          142,592
  Other current assets                                      21,564           21,016
    Total current assets                                   314,470          305,998
Property, plant and equipment, net                         447,296          460,357
Goodwill                                                    78,244           77,882
Intangible assets, net                                     103,989          106,238
Environmental indemnification receivable                    54,775           57,312
Other assets                                                17,125           16,104
    Total assets                                     $   1,015,899    $   1,023,891

         LIABILITIES, REDEEMABLE COMMON STOCK,
              ACCUMULATED DEFICIT AND
         ACCUMULATED OTHER COMPREHENSIVE LOSS
Current liabilities
  Current portion of long-term debt                  $       2,291    $       7,941
  Accounts payable                                          60,803           61,150
  Restructuring reserve                                      4,207            6,597
  Other accrued liabilities                                 81,477           84,501
    Total current liabilities                              148,778          160,189
Senior secured notes payable                               222,838          223,368
Revolving line of credit                                         -            2,000
Variable rate industrial development bonds                   8,650            8,650
Postretirement benefits other than pension                  58,562           58,928
Accrued pension                                             57,320           55,211
Environmental liability                                     79,775           82,312
Other long-term liabilities                                  6,506            6,777
Senior notes and senior subordinated notes
 payable                                                   329,000          329,000
Commitments and contingencies                                    -                -
Redeemable common stock, $0.01 par value,
 shares authorized: 30,000,000, shares issued
 and outstanding: 11,937,584 and 11,938,060,
 respectively                                              188,298          185,292
Accumulated deficit                                        (59,426)         (61,982)
Accumulated other comprehensive loss                       (24,402)         (25,854)
  Total liabilities, redeemable common stock,
   accumulated deficit and accumulated other
   comprehensive loss                                $   1,015,899    $   1,023,891

SOURCE  Appleton
    -0-                             05/11/2006
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com /
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             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.appletonideas.com /